Exhibit 99.1

JetBlue Airways Investor Relations (718) 709-2202 ir@jetblue.com
Investor Update
April 23, 2009
This investor update provides our investor guidance for the second quarter ending June 30, 2009 and full year 2009.
Current News
JetBlue has recently announced service to the following new city pairs*:

City Pair	Frequency	Start Date
Boston, MA – Santo Domingo, Dominican Republic	3x per week	June 19, 2009
Boston, MA – Baltimore, MD	4x	September 9, 2009
New York, NY (JFK) – Barbados	1x	October, 2009

*	International destinations subject to receipt of government approval.
Specific details regarding frequency and start dates can be found on our web site www.jetblue.com.
Capacity Growth
(Year over year percentage growth range)

	Second Quarter 2009	Full Year 2009
Available Seat Miles (ASMs)	(3)-(1)%	(1)-1%

ASMs by Aircraft Type as a Percentage of Total ASMs

	Second Quarter 2009		Full Year 2009
	(quarter average)		(full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	87%	13%	86%	14%
Our average stage length is projected to be approximately 1,064 miles in the second quarter of 2009 versus 1,138 miles in the same prior year period and approximately 1,074 miles for the full year 2009 versus 1,120 miles for full year 2008.
Aircraft Delivery Schedule
As of March 31, 2009, our fleet was comprised of 110 Airbus A320 aircraft and 37 EMBRAER 190 aircraft and we had on order 119 aircraft, which are scheduled for delivery through 2016, with options to acquire 104 additional aircraft. The 2009 delivery schedule and related financings for the remainder of the year are:

	A320	Committed Financing		E190	Committed Financing
	firm	Mortgage	Lease	firm	Mortgage	Lease
Q2 ‘09				4	4
Q3 ‘09
Q4 ‘09
Total at Year End*	109	86	23	41	10	31

*	The total fleet included in the table above reflects the scheduled lease return of one Airbus A320 aircraft in the fourth quarter of 2009 and the sale of two EMBRAER 190s in the first quarter of 2009. JetBlue leased two of its owned EMBRAER 190 aircraft in 2008, which are not included in the table above.
Passenger Revenue per Available Seat Mile (PRASM)
(Estimated year over year percentage improvement)

	Second Quarter 2009	Full Year 2009
Estimated PRASM	(5)-(2)%	(4)-(1)%

Revenue per Available Seat Mile (RASM)
(Estimated year over year percentage improvement)

	Second Quarter 2009	Full Year 2009
Estimated RASM	(3)-0%	(2)-1%
Cost per Available Seat Mile (CASM) at Assumed Fuel Cost
(Estimated year over year percentage increases)

	Second Quarter 2009	Full Year 2009
Estimated CASM	(8)-(6)%	(10)-(8)%
Cost per Available Seat Mile (CASM) Excluding Fuel
(Estimated year over year percentage increases)

	Second Quarter 2009	Full Year 2009
Estimated Ex-fuel CASM	15-17%	9-11%
Operating Margin
(Estimated operating margin range)

	Second Quarter 2009	Full Year 2009
Estimated Operating Margin Range	8-10%	11-13%
Income (Loss) Before Income Taxes
(Estimated pre-tax margin range)

	Second Quarter 2009	Full Year 2009
Estimated Pre-tax Margin Range	1-3%	4-6%

Tax Rate
We currently expect an annual effective tax rate of approximately 42%.  However, our actual tax rate in both second quarter and full year 2009 could differ due to the non-deductibility of certain items for tax purposes.
Fuel Hedges
As of April 16, 2009 our advanced fuel derivative contracts are as follows:

Gallons
	(Est. % of consumption)	Price
Q2 ‘09	10 million (9%)	9% in heat collars with the average cap at $2.96/gal and the average put at $2.49/gal
Q3 ‘09	10 million (8%)	8% in heat collars with the average cap at $3.00/gal and the average put at $2.54/gal
Q4 ‘09	6 million (6%)	6% in heat collars with the average cap at $2.98/gal and the average put at $2.47/gal

	Second Quarter 2009	Full Year 2009
Estimated Fuel Gallons Consumed	118 million	462 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$1.93	$1.90
As of March 31, 2009, we had approximately $63 million posted in cash collateral related to our remaining 2009 fuel hedge contracts.
Stock Based Compensation Expense
We estimate that our stock compensation expense under FAS 123(R) will be approximately $4 million in the second quarter of 2009 and will total approximately $16 million for the full year 2009.

Weighted Average Shares Outstanding
(millions)
Share count estimates for calculating basic and diluted earnings per share are:

Second Quarter 2009		Full Year 2009
Basic	Diluted	Basic	Diluted
245.5	276.4	245.5	276.5
These share count estimates assume 20% annual stock price appreciation and are based on several assumptions.  The number of shares used in our actual earnings per share calculation will likely be different from those stated above.
Capital Expenditures
(millions)

	Second Quarter 2009	Full Year 2009
Aircraft*	$120	$295
Non-aircraft	45	135
Total	$165	$430

*	Aircraft capital expenditure estimates exclude two EMBRAER 190 aircraft that JetBlue purchased and subsequently sold in January 2009.
This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2008 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.